UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2007

ALTRA HOLDINGS, INC.

ALTRA INDUSTRIAL MOTION, INC.

(Exact name of registrant as specified in its charter)

Delaware Delaware	001-33209 333-124944	61-1478870 30-0283143
(State of other jurisdiction Of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14 Hayward Street Quincy, Massachusetts 02171

(Address of principal executive offices) (Zip Code)

(617) 328-3300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 1, 2007, the Board of Directors (the “Board”) of Altra Holdings, Inc., a Delaware corporation (the “Company”), appointed each of Lyle G. Ganske and Michael S. Lipscomb as members of the Board to fill two vacant Board seats. Both Mr. Ganske and Mr. Lipscomb are independent directors within the meaning of the NASDAQ Marketplace Rules and the Securities Exchange Act of 1934. Messrs. Ganske and Lipscomb will each receive the Company’s standard director’s fee of $60,000 per year, payable in equal quarterly installments.

Lyle G. Ganske

Mr. Ganske, 48, co-chairs Jones Day's global mergers & acquisitions practice. He is an advisor to significant companies, focusing primarily on M&A, takeovers, takeover preparedness, corporate governance, executive compensation, and general corporate counseling. Mr. Ganske has experience in transactions involving regulated industries, including telecom and energy. Mr. Ganske received his J.D. from Ohio State University and his B.S.B.A at Bowling Green State University and currently serves on the boards of the Greater Cleveland Sports Commission, Rock and Roll Hall of Fame, Business Volunteers of America, and Leadership Cleveland.

Michael S. Lipscomb

Mr. Lipscomb, 61, was the Chairman and CEO of Argo-Tech, a leading supplier to the aerospace industry, where he led the company through 5 bank refinances, 4 high yield bond offerings, and successfully managed the sale of the company to Eaton Corporation in March of 2007. During his career, Mr. Lipscomb has gained global industrial operating experience as a co-founder of Argo-Tech, as a Managing Director at TRW and in plant and engineering management roles at the Utica Tool Company. He currently serves as the CEO of Greenstar Management Corporation. Mr. Lipscomb received his MBA from Clemson – Furman University and his B.S. from Clemson University and previously served on the boards of Argo-Tech, MAMCO Enterprises, Ruhlin Construction Company, Duradyne, and SIFCO (Audit Committee Chair).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTRA HOLDINGS, INC.

/s/ Michael L. Hurt
Name: Michael L. Hurt
Title: Chief Executive Officer
Date November 5, 2007

ALTRA INDUSTRIAL MOTION, INC

/s/ Michael L. Hurt
Name: Michael L. Hurt
Title: Chief Executive Officer
Date November 5, 2007